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EXHIBIT 21.1  SUBSIDIARIES OF THE REGISTRATION



       XPE Vertriebs GmbH
       Benrodestrasse, 132
       40597 Dusseldorf
       GERMANY


       NAF Brasil Ltda.
       Rua Baro de Itapetininga, 163
       1. Floor
       CEP 01042-001
       Sao Paulo,
       SP BRAZIL